Exhibit 14

LOGAN COUNTY BANCSHARES, INC.
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

As leaders of Logan County BancShares, Inc. and its subsidiaries (collectively, the “Corporation”), the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer (collectively, the “Senior Financial Officers”) are expected to set an appropriate example of behavior for the Corporation.  The Senior Financial Officers are expected to conduct business and act in an honest and ethical manner at all times. In this regard, the Senior Financial Officers have the following responsibilities and ethical obligations:

•                       Regulatory and Public Reporting.  Within the scope of his or her duties, provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with or submits to the to the Securities and Exchange Commission (“SEC”) and in other public communications. Accordingly, each Senior Financial Officer is required to comply with the Corporation’s disclosure controls and procedures and internal control over financial reporting.  In addition, Senior Financial Officers are responsible for ensuring that financial records are maintained in accordance with generally accepted accounting principles and any other applicable accounting rules and regulations.  Each Senior Financial Officer should promptly report to the General Counsel and/or the Audit Committee of the Corporation’s Board of Directors (the “Audit Committee”) any material information of which he or she may become aware that could affect the disclosures made by the Corporation in its filings with the SEC and in other public communications.

•                       Reporting Deficiencies and Fraud.  Promptly report to the General Counsel and/or the Audit Committee any information concerning (1) significant deficiencies in the design or operation of the Corporation’s internal control over financial reporting that could adversely affect the Corporation’s ability to record, process, summarize, and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s financial reporting, disclosures, or internal control over financial reporting.

•                       Corporate Opportunities.  Each Senior Financial Officer is prohibited from taking for himself or herself personally opportunities that are discovered through the use of corporate property, information, or position.  No Senior Financial Officer may use corporate property, information, or position for improper personal gain or compete with the Corporation directly or indirectly.

•                       Protection and Proper Use of Corporation Assets.  Each Senior Financial Officer should endeavor to protect the Corporation’s assets and ensure their efficient use.  Theft, carelessness, and waste have a direct impact on the Corporation’s profitability.  Corporation equipment should be used only for legitimate business purposes, though incidental personal use, except in connection with personal political activities, may be permitted.

•                       Fair Dealing.  Each Senior Financial Officer should endeavor to respect the rights of and deal fairly with the Corporation’s clients, suppliers, competitors, and employees.  No Senior Financial Officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

•                       Reporting Code and Legal Violations.  Promptly report to the General Counsel and/or the CEO any information concerning any violation of this Code by any other Senior Financial Officer and any information concerning evidence of a material violation of securities laws or other laws, rules, or regulations applicable to the Corporation and the business operation of the Corporation or any agent thereof.  The Corporation will not permit retaliation for reporting any violation or potential violation of this Code made in good faith.

•                       Disciplinary Measures.  Any violation or potential violation of this Code by a Senior Financial Officer shall be reported to the Board of Directors, and the Board shall take action reasonably designed to deter wrongdoing and to promote accountability by Senior Financial Officers for adherence to this Code.  Following investigation by the Board, written notice shall be given to the Senior Financial Officer involved if and when the Board determines that a violation of this Code of Ethics has occurred or that a potential violation may occur.  In such event, the written notice shall state the findings of the Board and shall include, as appropriate, any corrective actions, which may include, without limitation, censure by the Board, demotion or reassignment of the Senior Financial Officer involved, suspension with or without pay or benefits, and/or termination of employment.  In determining the appropriate corrective action in a particular case, the Board, or its designee, shall take into account all relevant information, including the nature and severity of the violation or potential violation, whether the violation or potential violation was a single occurrence or involved repeated occurrences, whether the violation or potential violation appears to have been intentional or inadvertent, whether the Senior Financial Officer involved had been advised prior to the violation or potential violation as to the proper course of action, and whether or not the Senior Financial Officer had committed other violations or potential violations in the past. In cases of illegal activity or wrongdoing, the Board, or its designee, will notify the appropriate legal authorities.

•                       Waiver or Modification of Code for Senior Financial Officers.  A request by a Senior Financial Officer for a waiver of or exception to this Code, or modification or amendment thereto, shall be directed to, and shall only be granted by, the Board or a designated Board committee.  Any such waivers will be disclosed as required by law or SEC regulation.